Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-3 (including any amendments or supplements thereto, related appendices, and financial statements) (this “Registration Statement”) of VAALCO Energy, Inc. (the “Company”) of our summary report dated February 14, 2024, containing information relating to the estimated quantities of certain proved reserves of oil and gas, net to the Company’s interest as of December 31, 2023, prepared for the Company and included in its Annual Report on Form 10-K for the year ended December 31, 2023. We also hereby consent to all references to our firm or such report included in or incorporated by reference into this Registration Statement.

Yours truly,
GLJ LTD.

	By:	/s/ Carolyn L. Baird
Carolyn L. Baird, P. Eng.
Vice President, Corporate Evaluations

Calgary, Alberta
January 10, 2025